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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                             Activeworlds.com, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   00504X207
                                 (CUSIP Number)


                                  May 2, 2000
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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  CUSIP No. 00504X207                                      Page 2 of 6 Pages

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      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

      J.P. McCormick

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2    (a) [_]
      (b) [_]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

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                          SOLE VOTING POWER
                     5
     NUMBER OF            2,495,079

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,495,079

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
      2,495,079

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10                                                       (SEE INSTRUCTIONS)
                                                                       [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   29.2%
11


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      TYPE OF REPORTING PERSON*
12
      Individual--IN

------------------------------------------------------------------------------
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CUSIP No. 00504X207                                         Page 3 of 6 Pages



Item 1.

     (a)  Name of Issuer
          Activeworlds.com, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          95 Parker Street, Newburyport, MA 01950

Item 2.

     (a)  Name of Person Filing
          J.P. McCormick

     (b) Address of Principal Business Office or, if none, Residence 95 Parker Street, Newburyport, MA 01950

     (c)  Citizenship
          U.S.A.

     (d)  Title of Class of Securities
          Common Stock

     (e)  CUSIP Number
          00504X207


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


     Not Applicable.
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CUSIP No. 00504X207                                           Page 4 of 6 Pages


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)    Amount beneficially owned:  2,495,079.
                                        ---------

     (b)    Percent of class:       29.2%.
                                 ---------
     (c) Number of shares as to which the person has:
          (i)     Sole power to vote or to direct the vote  2,495,079.
                                                            ---------

          (ii)    Shared power to vote or to direct the vote     0.
                                                             ---------

          (iii)   Sole power to dispose or to direct the
                    disposition of 2,495,079.
                                   ----------

          (iv)    Shared power to dispose or to direct the disposition of  0.
                                                                         ------

Item 5.  Ownership of Five Percent or Less of a Class

       Not Applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

       Not Applicable.
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CUSIP No. 00504X207                                  Page 5 of 6 Pages



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not Applicable.


Item 8.  Identification and Classification of Members of the Group

        Not Applicable.


Item 9.  Notice of Dissolution of Group

        Not Applicable.


Item 10.  Certification

        Not Applicable.
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CUSIP No. 00504X207                                           Page 6 of 6 Pages



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 9, 2001
                                    ________________________________
                                    Date

                                    /s/ J.P. McCormick
                                    ________________________________
                                    Signature

                                    J.P. McCormick, Treasurer and Secretary